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CERTIFICATE OF INCORPORATION

OF

THE ARIELLE CORP.







          FIRST:The name of this corporation shall be:

                         THE ARIELLE CORP.

          SECOND:Its registered office in the State of Delaware is to be located at 15 East North Street, in the City of Dover, County of Kent, Delaware, 19901 and its registered agent at such address is XL Corporate Services, Inc.
          THIRD:The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do and in any part of the world, viz:

                    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH:The total number of shares of stock which this corporation is authorized to issue is:

          Twenty Million (20,000,000) common shares with $.0001 par value.

          FIFTH:The name and address of the incorporator is as follows:

                         Monica M. Burton
                         XL Corporate Services, Inc.
                         62 White Street
                         New York, NY 10013

          SIXTH:The Directors shall have the power to make and to alter or amend the Bylaws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limits as to the amount, upon the property and franchise of this corporation.

                    The Bylaws shall determine whether and to what extend the account and books of this corporation, or any of them, shall be opened to the inspection of the stockholders; no stockholder shall have any right of inspecting any account or book, or document of this Corporation except as conferred by the law of the Bylaws, or by resolution of the stockholders.
The
stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as maybe, from time to time, designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

                    It is the intention that the objects, purposes and powers specified in the paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by referenced to or interference from the terms of any other clause or paragraph in this certificate of incorporation, but hat the objects, purposes and powers specified in the paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

                    No director of this Corporation shall be liable to the Corporation or its stockholder form monetary damages for breach of the fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation
Law, or (iv) for any transaction from which the director derived an improper personal benefit.
          IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 6th day of October, A.D.1997.
                                        XL CORPORATE SERVICES, INC.

                                        /s/ Monica
Burton
                                        Monica Burton
                                        Incorporator